This Free Writing Prospectus Is Subject to Completion

Free Writing Prospectus (To Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 July 16, 2010

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INFLATION INDEXED LEVEL-PAY [CALLABLE] AMORTIZING NOTES DUE [            ]

Aggregate Initial Principal Amount: US$[            ] Issuer: Barclays Bank PLC (Rated AA–/Aa3) *

VIssue Price: Series: Global Medium-Term Notes, Series A

Original Trade Date: [            ] Original Issue Date: [            ]

Maturity Date: [            ]†, [subject to Redemption at the Option of the Company (as set forth below)]. Denomination: Each Note will have a minimum denomination of US$[            ] and integral multiples thereof.

CUSIP: Settlement: DTC; Book-entry; Transferable.

ISIN:

Business Day: ☒ New York

☒ London

☐ Euro

☐ Other (            ) Business Day Convention:☐ Following

☐ Modified Following

☐ Preceding

☐ Adjusted or ☐ Unadjusted

Reference Asset/Reference Rate: Day Count Convention (or Fraction):

Consumer Price Index (the “CPI”) Reference Month: ☐            Actual/360

☐ 30/360

☐ Actual/Actual

☐ Actual/365☐ NL/365

☐ 30/365

☐ Actual/366

☐ Actual/252 or Business Days/252

Initial Principal Amount: US$[            ] per Note.

Initial Fixed Amount: An amount per note of US$[            ], which is equal to (a) the applicable Interest Component Amount plus (b) the applicable Principal Component Amount.

Total Payment Amount: An amount per Note, payable on each Payment Date equal to the Initial Fixed Amount multiplied by the CPI Ratio, which for each Payment Date constitutes: (a) the applicable Interest Component Amount multiplied by the CPI Ratio (the “Adjusted Interest Component Amount”) plus (b) the applicable Principal Component Amount multiplied by the CPI Ratio (the “Adjusted Principal Component Amount”). For further information regarding the Total Payment Amount payable on each Payment Date, see “Amortization Schedule” below.

The Notes are not, either directly or indirectly, an obligation of any third party, and any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.

Interest Component Amount: For each Calculation Period, an amount per Note equal to the Applied Interest Rate times the Outstanding Principal Amount times the applicable Day Count Fraction. For further information regarding the Interest Component Amount payable on each Payment Date, see “Amortization Schedule” below.

Applied Interest Rate: [            ]% per annum

Outstanding Principal Amount: For each Note, an amount equal to (a) for the first Calculation Period, the Initial Principal Amount, and (b) for each succeeding Calculation Period, the difference of (i) the Initial Principal Amount minus (ii) the sum of the Principal Component Amounts for all Payment Dates to and including the Payment Date that is the first day of that Calculation Period. For further information regarding the Outstanding Principal Amount with respect to each Payment Date, see “Amortization Schedule” below.

Principal Component Amount: For each Payment Date to and including the Maturity Date, an amount per Note equal to the Initial Fixed Amount minus the relevant Interest Component Amount for that Payment Date. For further information regarding the Principal Component Amount to be made on each Payment Date, see “Amortization Schedule” below.

* For further information regarding the ratings assigned to the Medium-Term Notes Program, Series A, see “Program Credit Rating” below.

† At least 366 calendar days after the Original Issue Date.

CPI Ratio: CPI Ratio measures the change in CPI (as calculated by the Bureau of Labor Statistics) from the applicable Reference Month for the Original Issue Date to the applicable Reference Month for the relevant Payment Date :

Stated mathematically, the CPI Ratio will be calculated as follows:

CPIF

CPII

where,

CPIF = the CPI level for the applicable Reference Month with respect to the relevant Payment Date; and

CPII = the CPI level for the applicable Reference Month with respect to the Original Issue Date.

For further information on CPI, see “Reference Assets—Floating Interest Rate—Consumer Price Index” in the prospectus supplement.

Payment Dates:☐ Monthly,☐ Quarterly,☐ Semi-Annually,☐ Annually,

on [            ], commencing on [            ] and ending on the Maturity Date or the Early Redemption Date, if applicable.

Calculation Period: The period from and including one Payment Date (or in the case of the first Calculation Period, the Original Issue Date) up to but excluding the next Payment Date.

Amortization Schedule: See the full Amortization Schedule set forth on the following page of this free writing prospectus.

[Redemption at the Option of the Company: We may redeem your Notes, in whole [or in part], at the Redemption Price set forth below, on [any] [the] Payment Date [commencing] on [            ], provided we give at least [            ] business days’ prior written notice to the trustee. If we exercise our redemption option, the Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.]

[Redemption Price: If we exercise our redemption option, you will receive per Note on the Early Redemption Date 100% of the Outstanding Principal Amount of such Note, together with any accrued and unpaid interest to but excluding the Early Redemption Date.]

Listing: The Notes will not be listed on any U.S. securities exchange or quotation system.

Calculation Agent: Barclays Bank PLC

[Variable Price Re-Offers:

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $[            ] per $1,000 principal amount, or [            ]%, resulting in aggregate proceeds to Barclays Bank PLC of $[            ]. Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.]

[Fixed Price Re-Offers:

Price to Public Agent’s Commission (1) Proceeds to Barclays Bank PLC

Per Note%%%

Total $ $ $

(1) Barclays Capital Inc. will receive commissions from the Issuer equal to [            ]% of the Initial Principal Amount of the Notes, or US$[            ] per $[            ] Note, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.]

AMORTIZATION SCHEDULE (PER NOTE)

The Total Payment Amounts reflected in this amortization schedule do not include adjustments for the percentage change in the CPI, as represented by the CPI Ratio. On each Payment Date, your actual Total Payment Amount will equal (a) the applicable Interest Component Amount multiplied by the CPI Ratio (the “Adjusted Interest Component Amount”) plus (b) the applicable Principal Component Amount multiplied by the CPI Ratio (the “Adjusted Principal Component Amount”). Since the Total Payment Amounts below do not reflect the percentage changes in the CPI, the actual Total Payment Amount payable on each Payment Date may be significantly different compared to the amounts indicated below. For more information concerning the calculation of the Total Payment Amount, please see “Hypothetical Total Payment Calculations below”.

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The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Factors” below. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Global Medium-Term Notes Program, Series A (the “Program”). The Program is rated AA– by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. An AA– rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Program is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

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The Notes are Not Principal Protected and Your Total Payment Amount is Subject to Reference Rate Risk—The Notes are not principal protected, and you may lose a significant portion of the principal invested. The Total Payment Amount for each Payment Date will equal the Initial Fixed Amount multiplied by the CPI Ratio. The CPI Ratio measures the change in the CPI (as calculated by the Bureau of Labor Statistics) from the applicable Reference Month for the Original Issue Date to the applicable Reference Month for the relevant Payment Date. If the CPI Ratio is less than 100%, your Total Payment Amount on each applicable Payment Date will be less than the Initial Fixed Amount, resulting in a loss of interest and principal. As a result, the Adjusted Principal Component Amount payable on a Payment Date may be significantly less than the Principal Component Amount reflected in the Amortization Schedule included above in this free writing prospectus.

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Issuer Credit Risk—The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—The Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the Original Issue Price (expressed as a percentage of the Initial Principal Amount per Note or any subsequent Outstanding Principal Amount), and any sale prior to the Maturity Date could result in a substantial loss to you.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

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Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	our option to redeem the Notes;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HYPOTHETICAL TOTAL PAYMENT CALCULATIONS

On each Payment Date, you will receive a variable Total Payment Amount equal to the Initial Fixed Amount multiplied by the CPI Ratio, which for each Payment Date constitutes: (a) the applicable Interest Component Amount multiplied by the CPI Ratio plus (b) the applicable Principal Component Amount multiplied by the CPI Ratio. The CPI Ratio measures the change in the CPI (as calculated by the Bureau of Labor Statistics) from the applicable Reference Month for the Original Issue Date to the applicable Reference Month for the relevant Payment Date. If the CPI Ratio is less than 100%, your Total Payment Amount will be less than the Initial Fixed Amount for the corresponding Payment Date, resulting in a loss of interest and principal. As a result, the Adjusted Principal Component Amount payable on a Payment Date may be significantly less than the Principal Component Amount reflected in the Amortization Schedule included above in this free writing prospectus

The Outstanding Principal Amount of the Notes following each Payment Date will decrease as principal is returned in the manner described above and, as the Interest Component Amount is calculated by reference to the Outstanding Principal Amount, the Interest Component Amount will likewise decrease for each successive Payment Date. Consequently, the Principal Component Amount will increase, and the Interest Component will decrease, as a proportion of the Total Payment Amount on each successive Payment Date during the term of the Notes. For further illustration of the changing relationship between the Principal Component Amount and Interest Component Amount as a proportion of the Total Payment over time, see the Amortization Schedule above.

The following illustrates the process by which the Interest Component Amount, the Principal Component Amount, the CPI Ratio and the Total Payment Amount are determined per Note for each Calculation Period.

For purposes of these examples, we assume that the Notes are not being redeemed on any applicable Payment Date pursuant to the Redemption at the Option of the Company provisions above. If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above.

Payment Amount Calculations

Step 1: Calculate the Outstanding Principal Amount.

For the first Calculation Period, the Outstanding Principal Amount for any Note will be equal to the Initial Principal Amount. For each Calculation Period thereafter, the Outstanding Principal Amount for any Note will equal the Initial Principal Amount minus the sum of the Principal Component Payments made on all Payment Dates to and including the Payment Date that is the first day of that Calculation Period.

Step 2: Calculate the CPI Ratio for the applicable Payment Date.

For any applicable Interest Payment Date, the CPI Ratio measures the change in the CPI (as calculated by the Bureau of Labor Statistics) from the applicable Reference Month for the Original Issue Date to the applicable Reference Month for the relevant Payment Date.

Stated mathematically, CPI Ratio will be calculated as follows:

CPIF
CPII

where,

CPIF = the CPI level for the applicable Reference Month with respect to the relevant Payment Date; and

CPII = the CPI level for the applicable Reference Month with respect to the Original Issue Date

For example, if the Reference Month is specified as the third calendar month prior to the month of the relevant Payment Date, then for a Payment Date in June 2010, the applicable Reference Month would be March 2010. If the Original Issue Date was October 2008, the applicable Reference Month for that Date would be July 2008. The CPI Ratio would equal the CPI from March 2010 as a percentage of the CPI from July 2008. Similarly, for a Payment Date in March 2009, the applicable Reference Month would be December 2008, and the CPI Ratio would equal the CPI from December 2008 as a percentage of the CPI from July 2008.

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The following two examples illustrate how a hypothetical CPI Ratio would be calculated for a note issued in October 2008, assuming a Reference Month that is the third month prior, in this case July 2008:

Example 1: Assuming a hypothetical CPI level of 219.964 for July 2008 and 215.834 for August 2009, the CPI Ratio for November 2009 would be 98.122% calculated as follows:

215.834	= 98.122%
219.964

Example 2: Assuming a hypothetical CPI level of 219.964 for July 2008 and 223.575 for August 2010, CPI Ratio for November 2010 would be 101.642%, calculated as follows:

223.575	= 101.642%
219.964

Step 3: Calculate the Interest Component Amount.

For each Calculation Period, the Interest Component Amount will be equal to the Applied Interest Rate specified on the cover of this free writing prospectus times the Outstanding Principal Amount times the applicable Day Count Fraction.

Step 4: Calculate the Principal Component Amount.

For each Payment Date, the Principal Component Amount will be equal to the Initial Fixed Amount, specified on the cover of this free writing prospectus minus the Interest Component Amount payable on such Payment Date.

Step 5: Calculate the Total Payment Amount.

On each Payment Date, the Total Payment Amount will be the Initial Fixed Amount specified on the cover of this free writing prospectus, multiplied by the CPI Ratio.

Example Total Payment Amount Calculations

The following examples illustrate how the Total Payment Amounts would be calculated for the first ten Payment Dates of a hypothetical Note. For purposes of these examples, we have assumed that the Initial Principal Amount of each Note is $22,000, the Applied Interest Rate for the Notes is 2.62%, that the Notes have monthly Payment Dates, the Initial CPI Level is equal to 216.74, and that the Interest Component Amount per Calculation Period will be calculated using a 30/360 day count basis (such that the applicable Day Count Fraction per Calculation Period will be 30/360). CPI levels for the hypothetical applicable Reference Month for the relevant Payment Dates have been chosen arbitrarily, and do not reflect the historical fluctuations of CPI and may not be indicative of the future performance of CPI.

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the terms of any particular Notes or any future Applied Interest Rate. The specific terms for each issuance of Notes will be determined at the time such Notes are priced. Numbers in the table below have been rounded for ease of analysis.

Payment Date	Outstanding Principal Amount	Interest Component Amount	Principal Component Amount	CPIF	CPI Ratio(1)	Total Payment Amount(2)	Principal amount remaining after payment of Principal Component Amount
6/1/2010	$22,000.00	$47.98	$52.02	150.25	0.6932	$69.32	$21,947.98
7/1/2010	$21,947.98	$47.87	$52.13	112.99	0.5213	$52.13	$21,895.85
8/1/2010	$21,895.85	$47.76	$52.24	105.00	0.4845	$48.45	$21,843.61
9/1/2010	$21,843.61	$47.64	$52.36	162.50	0.7497	$74.97	$21,791.25
10/1/2010	$21,791.25	$47.53	$52.47	192.00	0.8859	$88.59	$21,738.78
11/1/2010	$21,738.78	$47.41	$52.59	210.25	0.9701	$97.01	$21,686.19
12/1/2010	$21,686.19	$47.30	$52.70	225.50	1.0404	$104.04	$21,633.49
1/1/2011	$21,633.49	$47.18	$52.82	260.00	1.1996	$119.96	$21,580.68
2/1/2011	$21,580.68	$47.07	$52.93	282.75	1.3046	$130.46	$21,527.74
3/1/2011	$21,527.74	$46.95	$53.05	330.00	1.5226	$152.26	$21,474.70

(1)	CPI Ratio equals CPIF / CPII
(2)	Total Payment Amount equals the Initial Fixed Amount multiplied by the CPI Ratio, which is equal to (a) the Interest Component Amount multiplied by the CPI Ratio plus (b) the Principal Component Amount multiplied by the CPI Ratio

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Example 1: Assuming the Outstanding Principal Amount is equal to $21,527.74, the Interest Component Amount is equal to $46.95, the Principal Component Amount is equal to $53.05, CPII is equal to 216.74 and CPIF is equal to 330.00, the CPI Ratio will equal 1.5226 and the Total Payment Amount will equal $152.26, in each case, calculated as follows:

CPI Ratio:

330.00	= 1.5226
216.74

Total Payment Amount = ($46.95 × 1.5226) + ($53.05 × 1.5226) = $152.26

Example 2: Assuming the Outstanding Principal Amount is equal to $21,947.98, the Interest Component Amount is equal to $47.87, the Principal Component Amount is equal to $52.13, CPII is equal to 216.74 and CPIF is equal to 112.99, the CPI Ratio will equal 0.5213 and the Total Payment Amount will equal $52.13, in each case, calculated as follows:

CPI Ratio:

112.99	= 0.5213
216.74

Total Payment Amount = ($47.87 × 0.5213) + ($52.13 × 0.5213) = $52.13

Example 3: Assuming the Outstanding Principal Amount is equal to $21,895.85, the Interest Component Amount is equal to $47.76, the Principal Component Amount is equal to $52.24, CPII is equal to 216.74 and CPIF is equal to 105.00, the CPI Ratio will equal 0.4845 and the Total Payment Amount will equal $48.45, in each case, calculated as follows:

CPI Ratio:

105.00	= 0.4845
216.74

Total Payment Amount = ($47.76 × 0.4845) + ($52.24 × 0.4845) = $48.45

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UNITED STATES FEDERAL INCOME TAX TREATMENT

There are no regulations, published rulings, or judicial decisions addressing the treatment for federal income tax purposes of securities with terms that are substantially the same as the Notes. Accordingly, the proper federal income tax treatment of the Notes is uncertain. We intend to treat the Notes as “inflation-indexed debt instruments” subject to the “coupon bond method” of accounting, and the balance of this summary so assumes. However, other treatments and methods of accounting for the Notes are possible and prospective investors are urged to consult their advisors with respect to the proper treatment of the Notes and the consequences to them of the method described below, as well as with respect to possible alternative treatments and methods of accounting of the Notes.

Each payment received with respect to the Notes will consist of an Adjusted Principal Component Amount that is treated as a tax-free return of capital, and the balance is interest that is taxable as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder’s normal method of accounting for tax purposes.

In addition, for each taxable year (or the portion of the taxable year during which a taxpayer holds the Note), each U.S. holder (regardless of whether the holder uses the cash or accrual method of tax accounting) may be taxable on ordinary “original issue discount” (“OID”) income. As a result of this accrual of OID income, it is possible that the amount of U.S. federal income tax payable with respect to the Note in any taxable year could be greater than an Adjusted Interest Component Amount payable on the Note during that year.

Very generally, the OID that accrues in each year (or shorter period) will be equal to the positive difference, if any, between (x) the sum of the Outstanding Principal Amount of the Note at the end of the year, multiplied by the CPI Ratio for the last day of the taxable year (or shorter period), plus the Adjusted Principal Component Amount payments made during the year on the Note, minus (y) the Outstanding Principal Amount of the Note at the beginning of the year, multiplied by the CPI Ratio for the last day of the previous taxable year (or shorter period).

If the difference is negative, a U.S. holder will reduce the amount of interest income otherwise includible in the current taxable year with respect to the Note by the negative amount. If the negative difference exceeds the interest income otherwise includible in income in the current taxable year with respect to the Note, the excess is treated as an ordinary loss for the current taxable year to the extent of the U.S. holder’s net income inclusions with respect to the Note for all taxable years. Any excess is carried forward to reduce the amount of interest otherwise includible in income by the U.S. holder with respect to the Note for subsequent taxable years.

A U.S. holder will generally recognize capital gain or loss on a sale or other taxable disposition of a Note equal to the difference between the amount realized on the sale (less any accrued and unpaid interest, which will be taxable as such) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will be equal to the holder’s cost of the Note, increased by any amounts includible in income by the holder as OID, and reduced by the amount of any negative difference described in the previous paragraph that was used to offset interest income or claimed as an ordinary loss and by all payments of principal on the Note. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder held the Note for more than a year at the time of the disposition.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES TO THEM OF HOLDING THE NOTES, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS SUMMARIZED ABOVE, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

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For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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US$

BARCLAYS BANK PLC

INFLATION INDEXED LEVEL-PAY [CALLABLE] AMORTIZING NOTES DUE [            ]

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED FEBRUARY 10, 2009, AND THE

PROSPECTUS SUPPLEMENT DATED MARCH 1, 2010)